Exhibit 99.1

Newfield Exploration Reports Third Quarter 2014 Results

3Q14 production 500,000 BOE above guidance mid-point
Four key investment regions expected to grow more than 50% year-over-year
2014 production expected to reach “upper end” of guidance range
Company adds activity and 25,000 net acres in STACK

The Woodlands, Texas – October 28, 2014 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited third quarter 2014 financial results and provided an update on its operations. Recent operational highlights are detailed in the Company’s @NFX publication, located on its website. Newfield will host a conference call at 10 a.m. CDT, October 29, 2014. To listen to the call, visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 913-312-1403.

With the sale of Newfield’s Malaysia business earlier this year and the process underway to divest its China business, the financial and operating results for the Company’s international businesses are reported as “discontinued operations.”

For the third quarter of 2014, Newfield reported consolidated net income of $278 million, or $2.02 per diluted share (all per share amounts are on a diluted basis). Net income from continuing operations would have been $72 million, or $0.52 per share, excluding an unrealized gain on commodity derivatives of $323 million ($207 million after-tax), or $1.50 per share.

Third quarter consolidated net cash provided by operating activities before changes in operating assets and liabilities was $321 million.  See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

During the third quarter, the Company closed on the sale of non-strategic assets and received proceeds totaling $602 million. Proceeds were used to retire our $600 million of 2018 Senior Subordinated Notes in October 2014.

Newfield’s net production from continuing operations in the third quarter of 2014 was approximately 12.7 MMBOE, exceeding the mid-point of quarterly guidance by approximately 0.5 MMBOE. There were no liftings from discontinued operations.  Domestic liquids production in the third quarter was up 7% compared to the second quarter of 2014 and 38% over the comparable period in 2013.  Liquids comprised approximately 56% of total third quarter domestic production.

Newfield invested approximately $450 million in the third quarter and year-to-date 2014 investments have totaled $1.3 billion. For the full year 2014, Newfield’s planned capital expenditures, excluding capitalized internal costs, are estimated to be approximately $1.75 billion (previous guidance was $1.7 billion). The increase is primarily related to the addition of 25,000 net acres and increased drilling activity in STACK, and a significant increase in SCOOP non-operated drilling activity.

Operational Highlights

For complete highlights and a summary of wells completed in the third quarter of 2014, see the Company’s @NFX publication located on its website. Newfield published a detailed update on its focus areas, including the following table, which compares current estimates from each area to original guidance:

Focus Area	2013 Production (MMBOE)	2014 Original Guidance (MMBOE)	2014 Current Guidance (MMBOE)		Change	Y-o-Y Growth
Anadarko Basin	7.2	14.3	14.8	.5	3%	106%
Uinta Basin	8.2	8.6	9.4	.8	9%	15%
Williston Basin	4.4	6.0	6.5	.5	8%	48%
Eagle Ford	3.0	4.0	4.2	.2	5%	40%
TOTAL	22.8	32.9	34.9	2.0	6%	53%

Anadarko Basin

Newfield’s acreage in the Anadarko Basin has grown to approximately 275,000 net acres, up 25,000 acres since the second quarter update. Newfield recently achieved its expected year-end exit rate for net production of 50,000 BOEPD and expects that its fourth quarter 2014 net production will now average more than 49,000 BOEPD. Net production from the Anadarko Basin in 2014 is expected to more than double year-over-year to approximately 14.8 MMBOE.

The Company’s third quarter 2014 production from the Anadarko Basin increased more than 15% over the second quarter of 2014. With the continued expansion of mid-stream gathering infrastructure, Newfield’s third quarter net production in the Anadarko Basin averaged 45,000 BOEPD, up from an average of 39,000 BOEPD in the second quarter of 2014. The Anadarko Basin is Newfield’s largest investment region in 2014 (approximately $800 million), constituting approximately 45% of planned total investments.

The “Briar” development, located in SCOOP Oil, recently commenced production from four SXL wells (10,088’ avg. lateral length).  The Briar 1 and 2 wells had individual average 60-day production rates of approximately 1,250 BOEPD gross, of which 53% was oil. The Briar 3 and 4 wells had individual average 30-day production rates of approximately 1,375 BOEPD gross, of which 50% was oil.

In the third quarter, Newfield announced its position in a new play within the SCOOP oil fairway– the Springer Shale. Newfield’s SCOOP play is today largely held by production. The Springer Shale is an unconventional resource play that lies above the Woodford Shale at a vertical depth of approximately 11,000 – 14,000 feet.

Newfield’s first operated well in the Springer play, the Jarred, commenced production in the third quarter with a 24-hour initial gross production rate of 1,950 BOEPD and a 30-day average gross rate of approximately 1,220 BOEPD (81% oil). The Jarred had a lateral length of less than 5,000 feet. Newfield has an interest in nine outside operated Springer wells drilled to date and expects to drill or participate in up to 12 additional wells during the remainder of 2014. Early returns in the Springer are competitive with returns in SCOOP. Newfield expects to conduct an active operated drilling campaign in the Springer in 2015.

Newfield has approximately 190,000 net acres in its STACK play, up 25,000 net acres since the second quarter update. Today’s efforts are focused on holding acreage through drilling, testing optimal well spacing patterns for full-field development and the potential for developing multiple geologic horizons.

The John well, a significant step-out to the northwest, recently commenced production and had a 30-day average of 821 BOEPD gross (84% oil). The 2014 drilling campaign is extending the play’s areal extent and the Company estimates that its drilling to date, along with industry activity, has production-delineated about two-thirds of the Company’s STACK acreage.

Newfield recently commenced production from the Company’s first “stacked lateral” spacing test in the Meramec Shale. The Connie and Freeman wells were spaced 880’ apart on the surface and were “stacked” vertically about 275’ apart in the Meramec. The wells had a 30-day gross average of 935 and 680 BOEPD, respectively, and the average oil percentage was 86%.

Uinta Basin

Uinta Basin third quarter net production averaged 25,800 BOEPD. Recent well performance is above planning expectations and full-year growth expectations from the Uinta were increased to 15% (compared to 5% at the beginning of the year). Newfield expects its Uinta Basin production to be 9.4 MMBOE in 2014.

In the first half of 2014, Newfield released results from five SXL wells in the Central Basin, an area north of the large Greater Monument Butte Unit. Newfield is encouraged by early production results from its recent SXL wells in the Central Basin and expects to release an update on several wells with up to 90 days of production history in early 2015.

The Company has been working to improve drilling efficiencies and lower completed well costs in the Central Basin. In the third quarter, Newfield recorded a new “best-in-class” SXL well, which was drilled and completed for $10.8 million gross.

Williston Basin

Williston Basin net production in the third quarter of 2014 averaged 19,400 BOEPD. Based on the strength of well performance and field-level execution, Newfield increased its 2014 Williston Basin growth outlook to 6.5 MMBOE net and the Company expects its 2014 volumes in the Williston Basin to increase nearly 50% over 2013 levels.

Newfield continues to see drilling efficiencies through execution of its SXL development campaign in the Williston Basin. Year-to-date, SXL wells (10,000’ laterals) are averaging $7.5 million, including about $0.8 million in artificial lift and facilities. Today, most SXL wells are being drilled in less than 20 days. The Company recently drilled and completed a new “best-in-class” SXL well for

$6.8 million gross. The well had initial gross production (24-hour) of nearly 2,800 BOEPD and averaged nearly 900, 700 and 600 BOEPD over the first 30, 60 and 90-day periods, respectively.

Eagle Ford

The Company is running a single-rig program to develop its West Asherton field and Fashing area. Production is expected to grow approximately 40% year-over-year. Newfield expects to drill about 20 wells during 2014.

Production, Costs and Expenses

The following table depicts our actual production and costs and expenses from continuing operations for the third quarter of 2014, as well as our fourth quarter and full-year 2014 estimates.

	23Q14	4Q14e	2014e
Production:1
Oil (MMBO)	4.8	5.0	18.4
NGLs (MMBbls)	2.2	2.1	8.0
Natural Gas (Bcf)	33.7	29.4	126
Total (MMBOE)	12.72	12.02	47.4

Costs and Expenses:1
Total LOE ($MM)	$126	$127	$483
Production & Other Taxes ($MM)3	$31	$30	$115
DD&A Expense ($MM)	$228	$217	$845
General & Administrative (G&A), net ($MM)	$48	$50	$222
Capitalized Internal Costs ($MM)	($23)	($25)	($134)
Other Operating Expenses ($MM)	$8	--	$8
Interest Expense ($MM)	$51	$42	$195
Capitalized Interest ($MM)	($13)	($13)	($52)
Premium on Call of Notes ($MM)4	--	$14	$14
1	Production, Costs and Expenses are based on continuing operations and Costs and Expenses are expected to be within 7% of the estimates above.
2	Third quarter actual results and reported guidance reflect the removal of 0.1 MMBOE in 3Q14 and 0.9 MMBOE in 4Q14e due to the sale of Granite Wash.
3	Table assumes 1Q14 – 3Q14 actual commodity prices and strip commodity prices for 4Q14.
4	4Q14e amount relates to a one-time premium payment to call our $600MM 7 1/8 % Senior Subordinated Notes in 4Q14.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Gulf Coast.

This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2013 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

	3Q14 Actual
3Q14 Actual Results	Domestic (Continuing Operations)	Int'l (Discontinued Operations)	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	4.8	—	4.8
Natural gas - Bcf	33.7	—	33.7
NGLs - MMBbls	2.2	—	2.2
Total MMBOE	12.7	—	12.7

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$81.41	$—	$81.41
Natural gas - $/Mcf	$3.79	$—	$3.79
NGLs - $/Bbl	$34.16	$—	$34.16
Bbl equivalent - $/BOE	$47.90	$—	$47.90

Operating Expenses:
Lease operating ($MM)
Recurring	$66.3	$1.2	$67.5
Major (workovers, etc.)	$9.1	$0.1	$9.2
Transportation	$50.5	$—	$50.5

Lease operating (per BOE)
Recurring	$5.38	$—	$5.48
Major (workovers, etc.)	$0.74	$—	$0.75
Transportation	$4.09	$—	$4.09

Production and other taxes ($MM)	$30.5	$0.7	$31.2
per BOE	$2.47	$—	$2.53

General and administrative (G&A), net ($MM)	$48.4	$—	$48.4
per BOE	$3.97	$—	$3.97

Capitalized internal costs ($MM)			$(25.1)
per BOE			$(2.04)

Interest expense ($MM)			$51.1
per BOE			$4.15

Capitalized interest ($MM)			$(13.4)
per BOE			$(1.09)

______ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.0 Bcf during the three months ended September 30, 2014.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic natural gas would have been $3.85 per Mcf and the domestic and total crude oil and condensate average realized prices would have been $85.07 per barrel. We did not have any hedging contracts associated with NGL production as of September 30, 2014.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Oil, gas and NGL revenues	$610	$486	$1,771	$1,291

Operating expenses:
Lease operating	126	104	356	299
Production and other taxes	31	19	85	52
Depreciation, depletion and amortization	228	171	628	482
General and administrative	48	61	172	160
Other	8	—	8	—
Total operating expenses	441	355	1,249	993

Income (loss) from operations	169	131	522	298

Other income (expense):
Interest expense	(51)	(52)	(153)	(153)
Capitalized interest	13	13	39	40
Commodity derivative income (expense)	303	(99)	33	(66)
Other, net	1	1	4	5
Total other income (expense)	266	(137)	(77)	(174)

Income (loss) from continuing operations before income taxes	435	(6)	445	124

Income tax provision (benefit)	156	(2)	165	47
Income (loss) from continuing operations	279	(4)	280	77
Income (loss) from discontinued operations, net of tax	(1)	31	260	53
Net income (loss)	$278	$27	$540	$130

Earnings per share:
Basic
Income (loss) from continuing operations	$2.04	$(0.03)	$2.06	$0.57
Income (loss) from discontinued operations	—	0.08	1.90	0.24
Basic earnings (loss) per share	$2.04	$0.05	$3.96	$0.81
Diluted
Income (loss) from continuing operations	$2.02	$(0.03)	$2.04	$0.57
Income (loss) from discontinued operations	—	0.08	1.88	0.24
Diluted earnings (loss) per share	$2.02	$0.05	$3.92	$0.81

Weighted-average number of shares outstanding for basic income (loss) per share	137	136	137	135

Weighted-average number of shares outstanding for diluted income (loss) per share	138	136	138	136

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$396	$95
Restricted cash	—	90
Derivative assets	48	—
Other current assets	462	716
Total current assets	906	901

Oil and gas properties, net (full cost method)	7,871	8,101
Derivative assets	56	26
Other assets	235	293
Total assets	$9,068	$9,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	1	62
Other current liabilities	924	1,228
Total current liabilities	925	1,290

Other liabilities	40	38
Long-term debt	3,046	3,694
Asset retirement obligations	105	201
Deferred taxes	1,427	1,142
Total long-term liabilities	4,618	5,075

STOCKHOLDERS' EQUITY
Common stock, treasury stock and additional paid-in capital	1,556	1,527
Accumulated other comprehensive gain (loss)	2	2
Retained earnings	1,967	1,427
Total stockholders' equity	3,525	2,956
Total liabilities and stockholders' equity	$9,068	$9,321

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$540	$130
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	665	664
Deferred tax provision (benefit)	308	89
Stock-based compensation	15	35
Commodity derivative (income) expense	(33)	66
Cash receipts (payments) on derivative settlements, net	(106)	45
Gain on from sale of Malaysia business	(388)	—
Other, net	1	7
	1,002	1,036
Changes in operating assets and liabilities	68	59
Net cash provided by (used in) operating activities	1,070	1,095

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,557)	(1,466)
Acquisitions of oil and gas properties	(21)	(64)
Proceeds from sales of oil and gas properties	616	25
Proceeds received from sale of Malaysia business, net	809	—
Redemptions of investments	39	1
Net cash provided by (used in) investing activities	(114)	(1,504)

Cash flows from financing activities:
Net proceeds under credit arrangements	(649)	440
Other	(6)	(30)
Net cash provided by (used in) financing activities	(655)	410

Increase (decrease) in cash and cash equivalents	301	1
Cash and cash equivalents, beginning of period	95	88
Cash and cash equivalents, end of period	$396	$89

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the third quarter of 2014 for our continuing operations stated without the effect of certain items to net income is shown below:

3Q14
(in millions)
Net Income (loss)	$278
Income (loss) from discontinued operations, net of tax	(1)
Income (loss) from continuing operations	279
Net unrealized gain on commodity derivatives(1)	(323)
Income tax adjustment for above items	116
Earnings stated without the effect of the above items	$72

(1) The determination of "Net unrealized gain on commodity derivatives" for the third quarter 2014 is as follows:

3Q14
(in millions)
Commodity derivative income	$303
Cash payments on derivative settlements, net	20
Net unrealized gain on commodity derivatives	$323

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

3Q14
(in millions)
Net cash provided by operating activities	$337
Net change in operating assets and liabilities	(16)
Net cash provided by operating activities before changes
in operating assets and liabilities	$321